Exhibit 99.(a)(4)


                              ARTICLES OF AMENDMENT


         THE LAZARD FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation is hereby amended by redesignating Lazard High Quality Bond Portfolio as Lazard Bond Portfolio and Lazard High-Yield Portfolio as Lazard Strategic Yield Portfolio (originally designated as Class D Common Stock and Class E Common Stock, respectively, in the Corporation's Articles of Incorporation, dated May 17, 1991). The issued and unissued Open Shares and Institutional Shares of Lazard High Quality Bond Portfolio are hereby redesignated as Open Shares and Institutional Shares, respectively, of Lazard Bond Portfolio, and the Open Shares and Institutional Shares of Lazard High-Yield Portfolio are hereby redesignated as Open Shares and Institutional Shares, respectively, of Lazard Strategic Yield Portfolio.

         SECOND: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, The Lazard Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its President, and witnessed by its Secretary, on the ___ day of August, 2002.



                                                THE LAZARD FUNDS, INC.

                                                By: /s/ Herbert W. Gullquist
                                                    --------------------------
                                                    Herbert W. Gullquist
                                                    President

WITNESS:



/s/ Nathan A. Paul
----------------------
Nathan A. Paul
Secretary